                                                                      Exhibit 20

NEWS                                                  THOMAS & BETTS CORPORATION
                                                      8155 T&B Boulevard
                                                      Memphis, TN 38125
                                                      (901) 252-5962

                                                                  THOMAS & BETTS
------------------------------------------------------------------==============

FOR IMMEDIATE RELEASE                       CONTACT:             Tricia Bergeron
                                                                  (901) 252-8266
                                                         tricia_bergeron@tnb.com


              THOMAS & BETTS CHANGES LEADERSHIP AND ORGANIZATIONAL
                        STRUCTURE IN ELECTRICAL BUSINESS

DOMINIC PILEGGI TO LEAD COMBINED COMMERCIAL AND INDUSTRIAL ELECTRICAL DIVISIONS

MEMPHIS, Tenn. October 24, 2000 --- Thomas & Betts Corporation (NYSE: TNB) said today that it is changing its organizational structure to combine its commercial and industrial electrical businesses and has hired Dominic Pileggi to lead the new business group. The change in structure allows the company to take advantage of the synergies inherent between these two businesses, which share product lines, customers, distribution channels, and services. Combined the two businesses had revenues of more than $1 billion in 1999.

       Pileggi joins Thomas & Betts from Viasystems Group, a leading, worldwide, independent provider of electronics manufacturing services based in St. Louis. Pileggi served as executive vice president at Viasystems and led that part of the company's operations that assembles printed circuit boards for original equipment manufacturers serving telecommunications, networking, automotive, and consumer electronics industries.

       Pileggi brings to his new position considerable industry knowledge and experience, having served in a number of key management positions at Thomas & Betts from 1979 until 1994. After leaving T&B, Pileggi served as president and chief executive officer of Casco Plastics, Inc. and Jordan Telecommunications. Pileggi began his career at Thomas & Betts as a sales representative, initially holding a series of progressively responsible sales, marketing and general management positions. In 1988, he was named president of the company's Electronic OEM business. From 1992 until his departure, Pileggi served as president of the Thomas & Betts electrical business, where he earned a reputation for consistently growing organic sales and earnings. Pileggi also oversaw the successful integration of numerous acquisitions that helped Thomas & Betts build the industry's broadest portfolio of electrical products for commercial and industrial applications. Pileggi holds a Bachelor of Economics degree from Rutgers University.

       "We are delighted to welcome Dominic back to the Thomas & Betts team," said T. Kevin Dunnigan, chairman, chief executive officer and president.
"His demonstrated leadership skills and proven ability to build organizations that deliver profitable growth will play an important role in enhancing our competitive position in our core markets."

       Dunnigan continued, "Combining our two core businesses under a strong leader such as Dominic should have a short- and long-term, positive impact on the company's operations. It is a significant step in creating an organizational structure that appropriately supports a company of our size and complexity."

       Thomas & Betts also said that John Mayo, who had briefly served as the company's president and chief operating officer, had resigned to pursue other interests. T. Kevin Dunnigan, the company's recently appointed chairman and chief executive officer, was appointed president by the company's board of directors today.

       Thomas & Betts Corporation is one of the world's leading designers and manufacturers of electrical connectors and components. Headquartered in Memphis, Tennessee, the company has manufacturing, distribution, and office facilities worldwide.


===============================================================================
THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO
MANY UNCERTAINTIES IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT.
SUCH UNCERTAINTIES, WHICH ARE DISCUSSED FURTHER IN THE COMPANY'S QUARTERLY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.
===============================================================================

                                     ###